Exhibit 99.2

CONSENT OF PROSPECTIVE DIRECTOR

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), the undersigned hereby consents to being named and described in the Registration Statement on Form S-4 and all supplements and amendments thereto (together with the consent solicitation statement/prospectus included therein, the “Registration Statement”) filed by Primo Water Corporation, with the Securities and Exchange Commission, under the Securities Act, as a person about to become a director of Primo Water Corporation, effective upon closing of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of October 9, 2016, by and among Primo Water Corporation, Primo Subsidiary, Inc., Glacier Water Services, Inc. and David Shladovsky, as stockholder representative (as may be amended, restated, supplemented or modified from time to time in accordance with the terms therewith). The undersigned also consents to the filing or attachment of this consent as an exhibit to the Registration Statement

/s/ Charles Norris

Charles Norris

October 21, 2016